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                             Box 450 Bethel ME 04217
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                      Phone: 207-824-8100 Fax: 207-824-5274
        e-mail: investinfo@ascresorts.com web: www.peaks.shareholder.com
                              News and information
Contacts:
Dan Kashman, Investor Relations, 207-824-5013

American Skiing Company Announces Successful Completion of $75 Million Real Estate Financing

Newry, Maine - August 2, 2000 -- American Skiing Company (NYSE: SKI) announced today the syndication and closing of a $75 million financing for its real estate development subsidiary, American Skiing Company Resort Properties, Inc.

The financing includes a syndicated facility which was increased in principal amount to $73 million, from the previous $58 million facility. The $73 million facility is comprised of three tranches, each with separate maturity dates and interest rates. The agent for the facility remains Fleet National Bank and the participants include the Eiger Fund, of Dallas, Texas, Eaton Vance of Boston, Massachusetts, and Oak Hill Capital Partners, L.P. Oak Hill purchased the $13 million Tranche C of the facility.

In addition to the Tranche C purchase, the Company expects to issue warrants to Oak Hill for approximately 6 million shares of American Skiing Company stock with an exercise price of $2.50 per share. The purchase price of the warrants will be $2 million and the issuance is subject to receipt of certain necessary approvals. In addition, the existing Stockholders' Agreement among the Company, Oak Hill and Leslie B. Otten has been amended to waive certain standstill provisions and to provide Oak Hill with the right to appoint a majority of the members of the Company's Board of Directors, with Mr. Otten continuing as Chairman of the Board and Chief Executive Officer.

"The expansion and syndication of this financing further stabilizes our real estate division's capital structure and positions the Company to continue its strategy of developing its extensive slope-side real estate holdings," said
Leslie B.  Otten,  Chairman  and Chief  Executive  Officer  of  American  Skiing
Company.

Headquartered in Newry, ME, American Skiing Company is the largest operator of alpine ski, snowboard and golf resorts in the United States. Its resorts include Steamboat in Colorado; Killington, Mount Snow and Sugarbush in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; The Canyons in Utah; and Heavenly in California/Nevada.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Please refer to the `Risk Factors' and `Certain Forward-Looking Statements' included in American Skiing Company's Form 10-K dated October 22, 1999 and Form 10-Q dated June 14, 2000, each on file with the Securities and Exchange Commission.

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